Exhibit 99.1

Body Central Promotes Tom Stoltz to Chief Operating Officer, Names Him Interim Chief

Executive Officer

Announces the Departure of Allen Weinstein

Appoints Robert Glass to the Board of Directors

Jacksonville, Florida, August 17, 2012 — BODY CENTRAL CORP. (NASDAQ: BODY) today announced that Thomas W. Stoltz has been promoted to Chief Operating Officer and named interim Chief Executive Officer.  Mr. Stoltz has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since September 2011 and replaces B. Allen Weinstein, the Company’s former Chief Executive Officer.  Mr. Weinstein has advised the Company’s Board of Directors that he is retiring and, therefore, effective August 16, 2012, has resigned as Chief Executive Officer and from the Board of Directors.

As interim CEO, Mr. Stoltz will manage the Company’s daily operations with assistance from Body Central’s existing senior leadership team. Mr. Stoltz will also continue to serve as Body Central’s Chief Financial Officer.

John K. Haley, Chairman of the Board of Directors, stated, “The Board has initiated a search for a CEO who will bring a strategic approach to achieving the long-term vision for the business. The Company remains focused on growth that will be driven by comparable store sales, opening new stores and expanding our direct business.”

“During the interim, we are confident in Tom’s ability to manage the Company given his extensive experience in high growth specialty retail and e-commerce channels,” Mr. Haley added.

Mr. Stoltz commented “Over the last year, we have expanded our management team with talented executives in the areas of store operations, real estate, information technology, merchandising, human resources and finance. In addition, we are recruiting for a general merchandise manager to support our merchandise planning, allocation and marketing functions. Our team is very capable of improving and growing the current business.”

The Company announced that Robert Glass has been appointed to the Board of Directors.  Mr. Glass, with 38 years of retail leadership experience, served as president-COO and CFO at Loehmann’s for 16 years, from 1994 until his retirement in 2010. During Mr. Glass’s tenure at Loehmann’s, he led the company through an IPO, two private transactions and an organizational and financial restructuring. Mr. Glass’s professional experience, prior to Loehmann’s, included CEO of Valley Advisors, a privately held furniture retailer, COO of Thrifty Drug, a $2 billion retail drug store chain, and COO and CFO of Gold Circle Stores, a Division of Federated Department Stores.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of August 1, 2012 the Company operated 258 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT: Investor Relation Inquiries

Tom Stoltz Body Central Corp. Interim CEO, COO and CFO 904-207-6720 tstoltz@bodyc.com	Jean Fontana ICR, Inc. Managing Director 203-682-8200 jean.fontana@icrinc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify, these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our current and growing business, before and after our planned upgrades; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel; (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings; (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.